Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This settlement agreement (this “Agreement”), dated as of May 22, 2017, is entered into by and among Arconic Inc., a Pennsylvania corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and collectively with Elliott Associates and Elliott International, “Elliott”; each of Elliott Associates, Elliott International and EICA is an “Elliott Party”). Each of the Company and the Elliott Parties is referred to herein as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein are defined in paragraph 17 below.

WHEREAS, the Company’s 2017 annual meeting of shareholders is scheduled to be held on May 25, 2017 (including any adjournment or postponement thereof, the “Annual Meeting”);

WHEREAS, L. Rafael Reif has submitted his resignation as a member of the Board of Directors of the Company (the “Board”) to be effective as of immediately following the Annual Meeting, and the Board has resolved (a) to appoint James “Jim” F. Albaugh to fill the vacancy resulting from Mr. Reif’s resignation, with such appointment to be effective as of immediately following the Annual Meeting, and (b) that Mr. Albaugh will be a member of the “Incumbent Board” for the purposes of the Amendment and Restatement of the Trust Agreement between Wells Fargo Bank, N.A. (as successor trustee) and Arconic Inc., dated September 24, 2007, as amended;

WHEREAS, Elliott and the Company have each nominated certain individuals for election as directors at the Annual Meeting; and

WHEREAS, Elliott and the Company desire to withdraw certain of their respective director nominations in furtherance of the shared objective of working together in a positive and constructive manner for the benefit of all shareholders.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.	Withdrawal of Elliott Director Nominations. Each Elliott Party, on behalf of itself and its Affiliates, hereby irrevocably withdraws the nomination of Bernd F. Kessler notified by or on behalf of it to the Company in connection with the Annual Meeting and any related materials or notices submitted to the Company in connection therewith or related thereto (in respect of Mr. Kessler only), and agrees not to nominate any new nominee for election at the Annual Meeting in substitution for Mr. Kessler, so that its nominees for election at the Annual Meeting shall consist only of Christopher L. Ayers, Elmer L. Doty and Patrice E. Merrin (the “Elliott Nominees”). Each Elliott Party hereby further (a) agrees that all votes on any proxies that have been or may be received by or on behalf of any Elliott Party for the election of Mr. Kessler at the Annual Meeting will be disregarded, and (b) withdraws and terminates all requests for stock list materials and other books and records of the Company under Section 1508 of the Pennsylvania Business Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records.

2.	Withdrawal of Company Director Nominations. The Company hereby irrevocably withdraws the nominations of James “Jim” F. Albaugh, Amy E. Alving and Janet C. Wolfenbarger in connection with the Annual Meeting, and agrees not to nominate any new nominees for election at the Annual Meeting in substitution for Mr. Albaugh, Dr. Alving or General Wolfenbarger, so that its nominees for election at the Annual Meeting shall consist only of David P. Hess and Ulrich R. Schmidt (the “Company Nominees”). The Company hereby further agrees that all votes on any proxies that have been or may be received by or on behalf of the Company for the election of Mr. Albaugh, Dr. Alving and General Wolfenbarger at the Annual Meeting will be disregarded.

3.	Voting of Elliott Shares. At the Annual Meeting, the Elliott Parties will cause to be present for quorum purposes all Company common stock that the Elliott Parties or any of their respective controlling or controlled Affiliates have the right to vote as of the record date for such meeting, and vote or cause to be voted all such common stock (a) in favor of the election of the Company Nominees, (b) in favor of the election of the Elliott Nominees, and (c) in accordance with the recommendation of the Board on each proposal set forth in the Company’s proxy statement dated March 13, 2017.

4.	Annual Meeting Date; Governance Proposals. The Company shall cause the Annual Meeting to be held on May 25, 2017, and shall not cause the Annual Meeting to be adjourned or postponed to a later date. The Company shall not withdraw proposals 5-8 set forth in the Company’s proxy statement dated March 13, 2017.

5.

Replacement of Elliott-Recommended Directors. In the event that any of the three directors appointed to the Board pursuant to the agreement (the “2016 Agreement”) with Elliott dated February 1, 2016 (i.e., Sean O. Mahoney, John C. Plant or Ulrich “Rick” Schmidt, collectively, the “2016 Directors”) or any of the Elliott Nominees (together with the 2016 Directors, the “Elliott-Recommended Directors”) becomes unable or unwilling to serve as a director of the Company (other than on account of failure to be elected, reelected or nominated for election), the Company agrees that during the Term, Elliott will have the right to select a replacement candidate who (a) qualifies as “independent” under the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”), and whose service as a director of the Company complies with applicable requirements of the Clayton Antitrust Act of 1914 and other applicable competition laws and regulations, (b) is not an employee, director, general partner, manager or other agent of any Elliott Party or any Affiliate of any Elliott Party, (c) is not a limited partner, member or other investor in any Elliott Party or any Affiliate of any Elliott Party and (d) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate thereof regarding such replacement candidate’s service on the Board (the foregoing, the “Independence Criteria”). Subject to the approval of the Governance and Nominating Committee of the Board, not to be unreasonably withheld, delayed or conditioned, the Company shall appoint such replacement candidate who meets the Independence Criteria and has provided the Required Information to replace any such Elliott-Recommended Director who is unable or unwilling to serve, with such replacement candidate to be appointed to the Board to serve the unexpired term, if any, of the departed Elliott-Recommend Director and such replacement shall be considered an “Elliott-Recommended Director” for all purposes of this Agreement; provided, however, that Elliott’s right to select a qualified replacement candidate, and the Company’s obligation to appoint such candidate to the Board, shall terminate prior to the end of the Term upon the earliest of (i) five Business days’ after written notice is delivered by the Company to Elliott of a material breach of this Agreement by Elliott if such breach has not been cured within such notice period, provided that the Company is not then in material breach of this Agreement, (ii) in the case of Elliott’s right to select a qualified replacement candidate to replace any of the Elliott-Recommended Directors other than the Elliott Nominees, such time as the Elliott Parties and their controlling and controlled Affiliates’ Net Long Position constitutes less than 10% of the Company’s outstanding common stock as a result of dispositions by the Elliott Parties, or (iii) in the case of Elliott’s right to select a qualified replacement candidate to replace any of the Elliott Nominees, such time as the Elliott Parties and their controlling and controlled Affiliates’ Net Long Position constitutes less than 5% of the Company’s outstanding common stock as a result of dispositions by the Elliott Parties. For the avoidance of doubt, neither the Board nor the Governance and Nominating Committee shall be required to nominate any Elliott-Recommended Directors for election after the Annual Meeting.

6.	Company Policies. The Parties acknowledge that each of the Elliott Nominees, upon election to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies and other governance policies (collectively, “Company Policies”), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, exculpation, compensation and fees, as are applicable to all independent directors of the Company.

7.	Board Committees; Board Size; Board Chair. As promptly as practicable following the Annual Meeting, (a) Christopher L. Ayers shall be appointed to serve on the Executive Committee and the Finance Committee of the Board, (b) Elmer L. Doty shall be appointed to serve on two standing committees of the Board to be determined by the Governance and Nominating Committee, and (c) Patrice E. Merrin shall be appointed to serve on the CEO Search Committee and the Compensation Committee of the Board. For the avoidance of doubt, each Party hereby acknowledges and agrees that there are no continuing rights or obligations under paragraph 3 of the agreement between Alcoa Inc. and the Elliott Parties dated February 1, 2016. The Board shall not, during the Term, increase the size of the Board above thirteen (13) directors; provided that the Board may be increased to enable the Company’s new permanent Chief Executive Officer to become a member of the Board. At or prior to the appointment of the Company’s new permanent Chief Executive Officer, the Board shall designate a new Chair who shall qualify as an “independent” director under the applicable rules and regulations of the SEC and the NYSE. The Board shall not include the Company’s new permanent Chief Executive Officer among the potential candidates for Chair prior to the second anniversary of the date of this Agreement.

8.	Corporate Governance Guidelines. The Company hereby agrees that as promptly as practicable following the Annual Meeting, the Company’s Corporate Governance Guidelines shall be amended to provide that in recommending nominations of directors for re-election each year, the Governance and Nominating Committee will consider, as detracting factors, (i) lengthy tenure on the Board and (ii) whether any potential director nominee serves on more than three public company boards (not including the Company’s Board), in each case while assessing whether such factors are outweighed by other qualifications, skills and attributes of potential director nominees that are consistent with independent and engaged oversight by the Board.

9.	Reincorporation in Delaware. The Company shall use reasonable best efforts to reincorporate in Delaware (by merger, conversion or otherwise) on or prior to December 31, 2017, and the Certificate of Incorporation, Bylaws and corporate governance documents of the resulting Delaware corporation will (a) provide for a declassified Board structure with all directors having terms expiring on an annual basis and (b) contain no provisions requiring a supermajority shareholder vote. With respect to any special meeting of shareholders of the Company convened to approve one or more proposals required to effect the reincorporation, the Elliott Parties will cause to be present for quorum purposes all Company common stock that the Elliott Parties or any of their respective controlling or controlled Affiliates have the right to vote as of the record date for such special meeting, and vote or cause to be voted all such common stock in favor of the approval of such proposals.

10.	CEO Search Process. The Board has formed a CEO Search Committee to work with an executive recruitment firm and oversee the recruitment of a permanent Chief Executive Officer (the “CEO Search Process”). Promptly following their appointment or election to the Board, James F. Albaugh and Patrice E. Merrin shall be appointed to the CEO Search Committee. The Parties have entered into a confidentiality agreement regarding any non-public information to be received by Elliott in connection with the CEO Search Process, in the form attached hereto as Exhibit B, and shall cooperate in good faith to agree on further terms and conditions thereof as contemplated by such confidentiality agreement. The CEO Search Committee shall (a) keep Elliott reasonably informed regarding the CEO Search Process so that they can provide input and feedback to the CEO Search Committee, including keeping Elliott reasonably informed about key CEO candidates and material developments in the status of the CEO Search Process, (b) provide Elliott with an opportunity to meet any CEO candidates who are interviewed by a majority of the Board members (as shall be the case for all final round CEO candidates), and (c) provide Elliott with an opportunity to present its views to the CEO Search Committee for its consideration; provided, in each case, that in exercising its rights under this paragraph 10, the Elliott Parties shall not unreasonably delay or interfere with the CEO Search Process. It is expressly agreed that neither Elliott nor any directors nominated by Elliott shall have any veto, consent or special voting rights with respect to the CEO Search Process or the selection of a permanent Chief Executive Officer, which such selection shall be made by the Board. The CEO Search Committee shall include Mr. Larry Lawson among the candidates to be considered to serve as a potential permanent Chief Executive Officer. From the date hereof until May 31, 2018, each of the Elliott Parties agrees that it shall, and shall cause its respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees and agents, and representatives acting on their behalf, not to make or cause to be made any public statement or announcement (including in any document or report filed or furnished to the SEC or through the press, media, analysts or other Persons) regarding the CEO Search Process or the candidates under consideration.

11.	Private Communications; Confidentiality. The Company hereby confirms that it will afford representatives of the Elliott Parties a reasonable opportunity to continue to engage in discussions with the Company. Subject to the foregoing, in addition, the Elliott Parties acknowledge and agree that the Company’s directors, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or investor relations personnel (the “Contact Personnel”) may engage in discussions with the Elliott Parties and their respective Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies (but without being limited by Company Policies to the extent they provide that management (rather than directors) shall be responsible for engaging in communications with external constituencies). The Company shall not adopt any new Company Policies that further restrict the ability of the Contact Personnel to engage in discussions with the Elliott Parties. Without limiting the foregoing and without limiting Elliott’s rights under paragraph 10, the Company may restrict the Contact Personnel and instruct them to refrain from disclosing to the Elliott Parties and their respective Affiliates (a) any information regarding the deliberations of the Board or its committees as a whole or of individual members of the Board or its committees or members of the Company’s management, (b) any confidential or proprietary information of any third party in the possession of the Company and its subsidiaries that either (i) is identified as such to the Contact Personnel by or on behalf of the Company or (ii) as to which it is reasonably apparent that the Company or any of its subsidiaries is obligated by a contractual, legal or fiduciary obligation prohibiting disclosure, (c) any legal advice provided by external or internal counsel to the Company or any of its subsidiaries or (d) any other information that may constitute a waiver of the Company’s or any of its subsidiaries’ attorney-client privilege or attorney work-product privilege (both with respect to internal or external legal counsel). The Elliott Parties hereby agree that any confidential or proprietary information of the Company that they or their Affiliates obtain in discussions contemplated by this paragraph 11 will be kept confidential and may be used solely for the purpose of monitoring and evaluating their investment in the Company.

12.	Registration Rights. Each of the Company, on the one hand, and the Elliott Parties, on the other hand, shall cooperate in good faith to enter into a registration rights agreement (the “Registration Rights Agreement”) within 30 Business days of the date of this Agreement containing customary and reasonable terms. The Registration Rights Agreement shall (a) obligate the Company to file a resale registration statement relating to the resale by the Elliott Parties of the Company common stock held by them within 30 Business days of the date of such agreement and to use its commercially reasonable efforts to keep such registration statement continuously effective until the earlier of (x) such time as the Elliott Parties beneficially own less than 10% of the Company’s outstanding common stock or (y) the date that is two years after the date of such agreement, (b) include no demand rights (except as contemplated by the preceding clause (a)) or piggyback registration rights or right to require underwritten offerings, (c) provide the Elliott Parties with customary indemnification, indemnification procedures and related rights, (d) not obligate the Company to pay any expenses of the Elliott Parties, except pursuant to the indemnification rights contemplated by the preceding clause (c), and (e) provide the Company with black-out rights for any periods during which the Company shall reasonably determine that sales should be suspended due to material non-public information or other legal considerations.

13.	Press Release. Following the execution of this Agreement, by 9:20 A.M. (New York time) on May 22, 2017, the Company shall issue a press release in the form attached hereto as Exhibit A (the “Press Release”). No Party shall make any statement regarding this Agreement that is inconsistent with the Press Release. None of the Elliott Parties or their Affiliates shall issue a press release in connection with this Agreement or the actions contemplated hereby.

14.	Form 8-K; Schedule 13D Amendment; Updates to Solicitation Materials. Promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. The Elliott Parties shall promptly, but in no case prior to the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by the Elliott Parties with the SEC on November 23, 2015, as amended through the date hereof, to report the entry into this Agreement and to amend applicable items to conform to its obligations hereunder. Such Current Report on Form 8-K and amendment to Schedule 13D shall be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Elliott Parties. In addition, promptly following the execution and delivery of this Agreement (and in any event no later than the second business day following the date hereof), each of the Elliott Parties and the Company shall file with the SEC definitive additional materials supplementing their respective proxy statements for the Annual Meeting to disclose the terms of this Agreement, including the withdrawal of the nominations of Mr. Kessler, Mr. Albaugh, Dr. Alving and General Wolfenbarger, as applicable, and the fact that votes for such withdrawn nominees on previously submitted proxy cards will be disregarded. Such definitive additional materials shall be consistent with the terms of this Agreement.

15.	Insider Trading Restrictions. The Elliott Parties hereby acknowledge that they are aware of their obligations under the United States securities laws.

16.	Representations and Warranties of the Company. The Company represents and warrants to Elliott that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

17.	Representations and Warranties of Elliott Parties. Each of the Elliott Parties represents and warrants to the Company that (a) the authorized signatory of such Elliott Party set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such Elliott Party, and is a valid and binding obligation of such Elliott Party, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Elliott as currently in effect, (d) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Elliott, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound, and (e) as of the date of this Agreement, (i) the Elliott Parties beneficially own in the aggregate 51,102,133 shares of Company common stock, and (ii) the Elliott Parties have additional economic exposure to the Company’s common stock through notional principal amount derivative agreements in the form of cash settled swaps comparable to an interest in 7,262,517 shares of Company common stock.

18.	Certain Defined Terms. “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement. “Beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) promulgated under the Exchange Act. “Business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed. “Controlled,” “controlling” and “controlled by” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. “Net Long Position” shall mean, with respect to any Person, such Person’s net long position, as defined in Rule 14e-4 under the Exchange Act, mutatis mutandis, in respect of the Company common stock. “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure. “Required Information” means any information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, and information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, including appropriate background checks comparable to those undergone by other non-management directors. “Term” shall mean the date of this Agreement until the date immediately prior to the annual meeting of shareholders of the Company to be held in 2018 (including any adjournment or postponement thereof).

19.	Affiliates. Each of the Elliott Parties agrees that it will cause its Affiliates, including Elliott Management Corporation, and their respective employees and other representatives, to comply with the terms of this Agreement.

20.	Specific Performance. Each of Elliott, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Elliott, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This paragraph 20 is not the exclusive remedy for any violation of this Agreement.

21.	Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with (a) the Annual Meeting, including any and all nominations and solicitation efforts in connection therewith and all matters related thereto, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

22.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

23.	Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one Business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Arconic Inc.

390 Park Avenue

New York, New York 10022

Facsimile No: (212) 437-9876

Attention: Chief Legal Officer

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile No: (212) 403-2000

Attention: Karessa L. Cain

If to the Elliott Parties:

Elliott Associates, L.P.

Elliott International, L.P.

40 West 57th Street

New York, New York 10019

Facsimile No: (212) 478-2401

Attention: Dave Miller

Austin Camporin

With copies (which shall not constitute notice) to:

Elliott Associates, L.P.

Elliott International, L.P.

40 West 57th Street

New York, New York 10019

Facsimile No: (212) 478-1851

Attention: General Counsel

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Facsimile No: (212) 728-8111

Attention: Maurice M. Lefkort

Martin L. Seidel

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Facsimile No: (212) 451-2222

Attention: Steve Wolosky

24.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in either (a) the United States District Court for the Southern District of New York, to the extent that such court has subject matter jurisdiction, or (b) the Commercial Division of the Supreme Court of the State of New York in the County of New York (or if such court lacks subject matter jurisdiction, in the courts of the State of New York in the County of New York) and, in each case, any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the abovenamed courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

25.	Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). The paragraph headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

26.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Waiver of Jury Trial. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter and, in the event of any inconsistency between the terms of this Agreement and the terms of the 2016 Agreement, the terms of this Agreement shall control. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Elliott Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Time is of the essence in the performance of this

Agreement. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any Elliott Party, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Elliott Parties. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Persons. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have had to a trial by jury in any litigation based on or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any related course of conduct, dealing, statements (whether oral or written), or actions of any of them.

27.	Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

ARCONIC INC.

By:	/s/ Katherine H. Ramundo
Name: Katherine H. Ramundo
Title: Executive Vice President, Chief Legal Officer and Secretary

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., its General Partner

By: Braxton Associates, Inc., its General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature page to Settlement Agreement dated May 22, 2017]

Exhibit A:

Press Release

[to be attached]

[ARCONIC LOGO]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic and Elliott Reach Resolution to End Proxy Contest

NEW YORK, May 22, 2017 – Arconic (NYSE: ARNC) (the “Company”) today announced that it has entered into an agreement with affiliates of Elliott Management Corporation (collectively, “Elliott”), which have combined beneficial and economic ownership of approximately 13.2% of the Company’s outstanding common stock, to resolve the pending proxy contest in connection with the Company’s May 25, 2017 annual meeting of shareholders.

Under the terms of the agreement, Elliott will nominate Christopher L. Ayers, Elmer L. Doty and Patrice E. Merrin for election as directors at the upcoming annual meeting, and the Company will nominate David P. Hess and Ulrich R. Schmidt for election as directors. Elliott and the Company have agreed to withdraw their respective nominations of any other director candidates for election at the annual meeting.

The Company’s Board of Directors issued the following statement about the agreement:

“We are pleased to have reached a constructive agreement with Elliott, our largest shareholder, and look forward to working collaboratively with Elliott to enable Arconic to realize the full potential of its great businesses. We are proud of what Arconic has accomplished to date. In the weeks and months ahead, we will recruit a new world-class CEO and select a new permanent Board Chair. We expect the new CEO to work with the Board to review Arconic’s strategy and its operations with the goal of optimizing the Company’s strategic plan and associated performance targets.”

One of Elliott’s director nominees will be added to the CEO search committee and Elliott will have the opportunity to engage collaboratively with the CEO search committee and meet with candidates as the Board manages the search and selection process. The mandate of the CEO search committee is to identify a world-class leader for Arconic. It will consider a number of candidates, including Larry Lawson.

W/2898623

Dave Miller, Senior Portfolio Manager of Elliott, said, “Elliott greatly appreciates the support received from other Arconic shareholders throughout this contest, and we would like to express our profound gratitude to those shareholders. We commend and thank the Arconic Board for demonstrating its responsiveness to the Company’s shareholders through this agreement. We believe the governance improvements and substantial infusion of new perspectives and talent into the Board announced today – with highly qualified directors being drawn from both the Elliott and Company cards – will successfully position Arconic to realize its immense potential. We look forward to working collaboratively with the CEO search committee and the Board to ensure that Arconic has the right leadership at this critical juncture of its evolution.”

The agreement between the Company and Elliott will be filed with the U.S. Securities and Exchange Commission.

In addition, the Company today announced that L. Rafael Reif, an Arconic director since 2015, has announced his resignation as a Board member and that the Board has appointed James “Jim” F. Albaugh, who was a candidate previously nominated by Arconic for election at the annual meeting, to fill the resulting vacancy on the Board, with such resignation and appointment to be effective immediately following the 2017 annual meeting.

The Board remarked, “Rafael has been a valued colleague and member of this Board, helping to lead our oversight of the transformational separation that created today’s Arconic. On behalf of the shareholders and the entire Board, we sincerely thank him for all his efforts and energy.”

The Company also announced that it will be working to reincorporate in Delaware by the end of this year, and the certificate of incorporation and bylaws of the resulting Delaware corporation will provide for an annually elected Board and contain no provisions requiring a supermajority shareholder vote.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensures customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Exhibit B:

Confidentiality Agreement

[to be attached]

Execution Version

Arconic Inc.

390 Park Avenue

New York, New York 10022

May 22, 2017

Elliott Associates, L.P.

40 West 57th Street

New York, NY 10019-4001

Attention: Jesse A. Cohn

Ladies and Gentlemen:

1. Elliott Associates, L.P. (“Elliott”) and Arconic Inc. (the “Company”) have agreed that the Company will (i) make available to Elliott, Elliott’s affiliates or Elliott’s or its affiliates’ respective agents, members, representatives, attorneys, advisors, directors, limited and general partners, officers and employees (collectively, “Representatives”), certain confidential information regarding the Company’s process for retaining a new Chief Executive Officer (the “CEO Search”) and (ii) include Elliott in the CEO Search, each on the terms and conditions set forth in that certain Settlement Agreement, dated as of the date hereof, by and between the Company and Elliott (the confidential information received pursuant to the foregoing clauses (i) and (ii) collectively, the “Evaluation Material”). Notwithstanding the foregoing, “Evaluation Material” does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of Elliott or any of its Representatives, (ii) was available to Elliott or its Representatives on a non-confidential basis prior to its disclosure by the Company or its Representatives, (iii) becomes available to Elliott or its Representatives from a person (other than the Company and its Representatives) who is not, to the best of such person’s knowledge, subject to any legally binding obligation to keep such information confidential, or (iv) is independently developed by Elliott without use of or reference to the Evaluation Material.

2. Promptly following the date of this agreement, Elliott and the Company shall cooperate in good faith to agree on reasonable rules and procedures regarding, among other things, the duration of the restrictions in Paragraphs 1 and 3 of this agreement and an obligation on the part of the Company to publicly disclose Evaluation Material that constitutes material non-public information restricting Elliott and its Representatives from offering and trading (without contravening this agreement or such laws) in any loans or debt or equity securities of the Company.

3. Elliott hereby agrees that it and its Representatives will (a) keep the Evaluation Material confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that Elliott may disclose any of such information to its Representatives (i) who need to know such information for the sole purpose of advising Elliott with respect to the CEO Search or its participation therein and (ii) who are informed by Elliott of the confidential nature of such information and agree to comply with the restrictions herein; provided, further, that Elliott will be responsible for any violation of the confidentiality provisions of this agreement by its Representatives as if they were parties hereto.

4. Notwithstanding the foregoing, Elliott or its Representatives may disclose Evaluation Material to the extent such disclosure is required by applicable subpoena, legal process or other legal requirement or upon a request by a regulatory authority to disclose any of the Evaluation Material, provided that Elliott promptly notifies (except to the extent such notice would be legally prohibited or would not be reasonably practicable) the Company in writing so that the Company may, at the Company’s sole expense, seek a protective order or other appropriate remedy and/or waive compliance with this agreement (and in no event will Elliott or its Representatives oppose action by the Company to obtain, at the Company’s sole expense, a protective order or other relief to prevent the disclosure of the Evaluation Material).

5. Elliott acknowledges that (i) none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and (ii) none of the Company or any of its Representatives shall have any liability to Elliott or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. All Evaluation Material shall remain the property of the Company, and neither Elliott nor its Representatives shall by virtue of the Company’s disclosure of and/or Elliott’s use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including any intellectual property rights) shall remain exclusively with the Company.

6. Elliott acknowledges that the Evaluation Material may contain material non-public information under applicable federal and state securities laws, and that is aware of its obligations under the United States securities laws.

7. Each party acknowledges that (i) the other party would be irreparably injured by a breach of this agreement and (ii) monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this agreement. Without prejudice to any other rights and remedies otherwise available to a party hereunder, each party shall be entitled to seek equitable relief by way of injunction or otherwise to prevent breaches or threatened breaches of any of the provisions of this agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this agreement but shall be in addition to all other remedies available at law or equity (other than punitive, special or consequential damages) to the non-breaching party.

8. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each party hereto hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the Chancery Court of the State of Delaware and the appellate courts thereof. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

9. This agreement may only be amended with the prior written consent of both parties, and neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This agreement may be executed in two or more counterparts (including by fax and .pdf), which together shall constitute a single agreement.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning this agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Elliott and the Company.

Very truly yours,

ARCONIC INC.

By:
Name:
Title:

Accepted and agreed

as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner

By: Braxton Associates, Inc., as General Partner

By:
Name:
Title:

[Signature Page to Confidentiality Agreement dated May 22, 2017]